Exhibit 99.1

First NBC Announces Agreement to Sell Nine Branches and Certain Assets and Liabilities to Whitney Bank

New Orleans, LA., December 30, 2016 - First NBC Bank Holding Company (NASDAQ:FNBC) (“First NBC”) today announced that its bank subsidiary, First NBC Bank, has entered into a definitive purchase agreement with Whitney Bank, the bank subsidiary of Hancock Holding Company (NASDAQ: HBHC) (“Hancock”), under which First NBC Bank will sell approximately $1.3 billion in loans and nine First NBC Bank branches, and Whitney Bank will assume approximately $511 million in transaction and savings deposits located in the nine branches and $605 million in Federal Home Loan Bank of Dallas (the “FHLB”) borrowings. Under the terms of the agreement, Whitney Bank will acquire 10 percent, or approximately $130 million, of the identified loans on or before January 4, 2017.

The announcement signifies a major milestone in First NBC’s ongoing efforts to meet the requirements of the previously disclosed Consent Order entered into with its primary bank regulators in November and to better position First NBC and First NBC Bank for the future. First NBC will receive cash in the transaction equal to the difference between the loans purchased and liabilities assumed at the closing of the transaction, which is currently estimated to be approximately $178 million. In addition, Whitney Bank will pay First NBC Bank the greater of the fair market value or book value of the nine branches and related assets, currently estimated at approximately $15 million and a premium for the acquisition currently estimated at approximately $44 million. The amount of cash actually received by First NBC Bank at the closing of the transaction is subject to adjustment as provided in the purchase agreement. First NBC expects that the transaction will provide total cash liquidity in excess of $200 million upon completion and will also result in an increase in available funding under its available credit facilities.

Shivan Govindan, First NBC's Chairman of the Board, said, “First NBC’s Board of Directors has undertaken a comprehensive review of its alternatives, and we believe this agreement is in the best interests of our organization. We believe the successful completion of the transaction should significantly increase our liquidity and our financial flexibility as we move forward and seek to refocus our efforts of managing and growing our core business. Furthermore, the transaction is expected to strengthen our regulatory capital ratios by 300 to 400 basis points as a result of the reduction in assets and borrowings, and demonstrates the progress we are making to address the matters specified in the previously disclosed consent order.”

Mr. Govindan continued, “First NBC has and will continue to take actions to best position First NBC Bank for long-term success while upholding our commitment to making a positive contribution to the local economy as one of Louisiana’s leading community banks. As First NBC moves into 2017, the Company will have a continued emphasis on addressing the matters raised in the consent order, focusing on core banking operations, substantially reducing non-interest expense, lowering funding costs and managing nonperforming assets.”

Until the transaction closes, First NBC will continue to operate all 38 of its branches and the rest of its businesses in the normal course.

The branches to be sold, upon receipt of regulatory approval, are:

•	Amite, 400 W. Oak Street, Amite, Louisiana

•	Houma, 1241 Saint Charles St., Houma, Louisiana

•	Veterans, 521 Veterans Memorial Blvd, Metairie, Louisiana

•	Transcontinental, 4900 Veterans Memorial Blvd, Metairie, Louisiana

•	Terrytown, 2021 Carol Sue Ave, Terrytown, Louisiana

•	Pontchartrain, 4001 Pontchartrain Dr., Slidell, Louisiana

•	Gause West, 2130 Gause Blvd W, Slidell, Louisiana

•	Pearl River, 64243 Highway 41, Pearl River, Louisiana

•	Saint Charles Avenue, 3335 Saint Charles Ave, New Orleans, Louisiana

The companies expect the transaction will be completed in the first quarter of 2017, subject to receipt of regulatory approval and satisfaction of other customary closing conditions.

Sandler O'Neill + Partners, L.P. acted as financial advisor to First NBC and First NBC Bank, and Skadden, Arps, Slate, Meagher & Flom LLP and Fenimore, Kay, Harrison & Ford, LLP acted as legal advisors to First NBC Bank.

About First NBC Bank Holding Company

First NBC, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. First NBC’s primary markets are the New Orleans metropolitan area and the Florida panhandle, which it serves from 39 full service banking offices located throughout its markets.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect the current views and estimates of management of First NBC with respect to future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the control of First NBC - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to the factors included in filings made by First NBC with the Securities and Exchange Commission, including those risk factors set forth in First NBC’s Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date they are made. Copies of First NBC’s reports filed with the SEC are available in the Investor Relations section of First NBC’s website, www.firstnbcbank.com. First NBC undertakes no duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.
First NBC Bank Holding Company Contacts:

Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel / Scott Bisang / Matthew Gross, 212-355-4449